Exhibit 99.1

Ignyta Appoints Robert Wild, Ph.D., as Chief Scientific Officer

and Senior Vice President, Research

September 8, 2014 07:00 AM Eastern Daylight Time

SAN DIEGO – (BUSINESS WIRE) – Ignyta, Inc. (Nasdaq: RXDX), an oncology precision medicine biotechnology company, announced today that Robert Wild, Ph.D., has been appointed as Chief Scientific Officer and Senior Vice President, Research.

“Robert has broad, valuable experience in oncology drug discovery and development in both pharma and biotech settings, spanning small molecules and biologics,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “His deep understanding of oncology, coupled with his extensive experience in translational medicine and the integration of biomarker strategies in discovery and development programs, will help drive Ignyta’s success as we strive to provide new oncology treatment options for patients.”

Dr. Wild was most recently Chief Scientific Officer, Oncology Research, Drug Discovery at Eli Lilly & Company, a position he held from August 2010 to August 2014. At Lilly, Dr. Wild broadly oversaw oncology drug discovery activities, from target discovery to clinical candidate selection in the areas of oncogene/cell signaling/cell growth control, tumor metabolism and developmental pathways for both small molecule and biotherapeutic approaches. During his tenure and leadership, a robust pipeline of differentiated molecules and programs transitioned to early and full discovery phases, and multiple programs successfully advanced into clinical development. Dr. Wild served as a core member of Lilly’s Oncology Research Senior Leadership Team and Oncology Research Review Committee, and served as Co-Chair of both the Oncology Research New Targets Review Committee and the Lilly Research Laboratories Research Leadership Team.

Prior to Lilly, Dr. Wild held positions of increasing responsibility from January 2006 to July 2010 at OSI Pharmaceuticals, Inc., including Senior Director, Oncology Research, In Vivo Pharmacology, Molecular Imaging & Research DMPK. At OSI, Dr. Wild contributed to the delivery of four oncology IND candidates to clinical development, with continued responsibility for guiding translational research teams for these clinical development programs, which included Tarceva®. Before his tenure at OSI, Dr. Wild spent more than four years at Bristol-Myers Squibb, where he contributed to multiple oncology project teams, including those discovering Sprycel® and supporting Erbitux® clinical development. Dr. Wild also previously worked on the Sutent® discovery and translational research team at SUGEN, Inc. He holds both a Ph.D. in pharmacology and a B.S. in biochemistry from the University of Minnesota.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a biotechnology company developing precision medicine with integrated Rx/Dx solutions for cancer patients. Its goal is to discover and develop revolutionary new drugs that target activated genes in cancer cells for the customized treatment of cancer patients. Ignyta’s present focus is on the development of RXDX-101, its proprietary oral tyrosine kinase inhibitor that targets multiple solid tumor indications, the development of its newly-licensed RXDX-103 and RXDX-104 kinase inhibitors, and advancing its novel Spark discovery programs that leverage its proprietary cancer genomic and epigenomic knowledge bases. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the expected contributions of Ignyta’s new Chief Scientific Officer and Senior Vice President, Research; the company’s progress in developing new oncology therapies; and the potential to provide new treatment options for patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; regulatory developments in the United States and foreign countries; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing Phase I/II clinical trials of RXDX-101, or any future clinical trials, to differ from preliminary results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates, including reliance on Nerviano for the prosecution and maintenance of certain key intellectual property for all of Ignyta’s in-licensed product candidates; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

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